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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                  Amendment No.

                           Blue Martini Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   095698 10 6
                                 --------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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---------------------                                          -----------------
CUSIP No. 095698 10 6             SCHEDULE 13G                 Page 2 of 9 pages
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1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Matrix Partners V, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5.   SOLE VOTING POWER

                                   6,560,208
  NUMBER OF                   --------------------------------------------------
   SHARES                     6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                         0
    EACH                      --------------------------------------------------
 REPORTING                    7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                           6,560,208
                              --------------------------------------------------
                              8.   SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,560,208
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     9.51%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
================================================================================

                               Page 2 of 9 pages
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---------------------                                          -----------------
CUSIP No. 095698 10 6             SCHEDULE 13G                 Page 3 of 9 pages
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1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Matrix V Entrepreneurs Fund, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5.   SOLE VOTING POWER

                                   728,912
  NUMBER OF                   --------------------------------------------------
   SHARES                     6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                         0
    EACH                      --------------------------------------------------
 REPORTING                    7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                           728,912
                              --------------------------------------------------
                              8.   SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     728,912
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     1.06%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
================================================================================

                               Page 3 of 9 pages
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---------------------                                          -----------------
CUSIP No. 095698 10 6             SCHEDULE 13G                 Page 4 of 9 pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Matrix V Management Co., L.L.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                              5.   SOLE VOTING POWER

                                   7,289,120
  NUMBER OF                   --------------------------------------------------
   SHARES                     6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                         0
    EACH                      --------------------------------------------------
 REPORTING                    7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                           7,289,120
                              --------------------------------------------------
                              8.   SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,289,120
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     10.57%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
================================================================================

                               Page 4 of 9 pages
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---------------------                                          -----------------
CUSIP No. 095698 10 6             SCHEDULE 13G                 Page 5 of 9 pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Andrew W. Verhalen
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5.   SOLE VOTING POWER

                                   7,289,120
  NUMBER OF                   --------------------------------------------------
   SHARES                     6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                         0
    EACH                      --------------------------------------------------
 REPORTING                    7.   SOLE DISPOSITIVE POWER
  PERSON
   WITH:                           7,289,120
                              --------------------------------------------------
                              8.   SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,289,120
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     10.57%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
================================================================================

                               Page 5 of 9 pages
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CUSIP No. 095698 10 6             SCHEDULE 13G                 Page 6 of 9 pages
--------------------------------------------------------------------------------

ITEM 1(a)      NAME OF ISSUER:

               Blue Martini Software, Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2600 Campus Drive, Suite 175
               San Mateo, CA 94403

ITEM 2(a)      NAME OF PERSONS FILING:

               Matrix Partners V, L.P. ("Matrix V"); Matrix V Entrepreneurs Fund, L.P. ("Entrepreneurs", and together with Matrix V, the "Partnerships"); Matrix V Management Co., L.L.C. ("Management"), the general partner of each of the Partnerships; and Andrew W. Verhalen ("Verhalen"), the managing member of Management who has sole voting and dispositive authority with respect to shares of Blue Martini Software, Inc. held of record by the Partnerships.

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The address of the reporting persons is:

               1000 Winter Street Suite 4500
               Waltham, MA 02451

ITEM 2(c)      CITIZENSHIP:

               Matrix V is a limited partnership organized under the laws of the State of Delaware. Entrepreneurs is a limited partnership organized under the laws of the State of Delaware. Management is a limited liability company organized under the laws of the State of Delaware. Mr. Verhalen is a citizen of the United States.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.001 per share (the "Common Stock").

ITEM 2(e)      CUSIP NUMBER:

               095698 10 6


ITEM 3         DESCRIPTION OF PERSON FILING:

               Not applicable.


ITEM 4         OWNERSHIP:

               (a)  AMOUNT BENEFICIALLY OWNED:

                    Matrix V is the record holder of 6,560,208 shares of Common Stock and may be deemed to beneficially own the 6,560,208 shares of Common Stock held of record by it. Entrepreneurs is the record holder of 728,912 shares of Common Stock and may be deemed to beneficially own the 728,912 shares of Common Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to beneficially own the 7,289,120 shares of Common Stock held of record by the Partnerships. Mr. Verhalen, as the managing member of


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CUSIP No. 095698 10 6             SCHEDULE 13G                 Page 7 of 9 pages
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                    Management who has sole voting and dispositive authority
                    with respect to shares of Blue Martini Software, Inc. held of record by the Partnerships, may be deemed to beneficially own the 7,289,120 shares of Common Stock held of record by the Partnerships. The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

               (b)  PERCENT OF CLASS:

                    Matrix V:                         9.51%
                    Entrepreneurs:                    1.06%
                    Management:                      10.57%
                    Mr. Verhalen:                    10.57%

               (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                    Matrix V may be deemed to have sole power to vote and dispose of 6,560,208 shares of Common Stock held of record by it. Entrepreneurs may be deemed to have sole power to vote and dispose of 728,912 shares of Common Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to have sole power to vote and dispose of the 7,289,120 shares of Common Stock held of record by the Partnerships. Mr. Verhalen, as the managing member of Management who has sole voting and dispositive authority with respect to shares of Blue Martini Software, Inc., held of record by the Partnerships, may be deemed to have sole power to vote the 7,289,120 shares of Common Stock held of record by the Partnerships.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

ITEM 10        CERTIFICATION:

               Not applicable.


                               Page 7 of 9 pages
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CUSIP No. 095698 10 6             SCHEDULE 13G                 Page 8 of 9 pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2001.


                                   MATRIX PARTNERS V, L.P.


                                   By: Matrix V Management Co., L.L.C
                                       General Partner


                                       By: /s/ Andrew W. Verhalen
                                           -------------------------------------
                                           Andrew W. Verhalen
                                           Managing Member


                                   MATRIX V ENTREPRENEURS FUND, L.P.


                                   By: Matrix V Management Co., L.L.C.
                                       General Partner


                                       By: /s/ Andrew W. Verhalen
                                           -------------------------------------
                                           Andrew W. Verhalen
                                           Managing Member


                                   MATRIX V MANAGEMENT CO., L.L.C


                                       By: /s/ Andrew W. Verhalen
                                           -------------------------------------
                                           Andrew W. Verhalen
                                           Managing Member

                                         /s/ Andrew W. Verhalen
                                   ---------------------------------------------
                                           Andrew W. Verhalen


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